SCHEDULE A-2

DIRECTORS AND EXECUTIVE OFFICERS OF Mamoura Diversified Global Holding PJSC

The following table sets forth the name, present principal occupation or employment, and the name and principal business of the corporation or organization in which the employment is conducted for each member of the board of directors of Mamoura Diversified Global Holding PJSC.  Each director of Mamoura Diversified Global Holding PJSC, except where indicated below, is a citizen of the United Arab Emirates.  Except where indicated below, the business address of each such executive officer and director is Mamoura Diversified Global Holding PJSC, P.O. Box 45005, Abu Dhabi, United Arab Emirates.  Information about the other Reporting Persons is set forth in Item 2 of this Schedule 13D.

Name	Business Address	Position

Waleed Al Mokarrab Al Muhairi	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Deputy Group Chief Executive Officer, Mubadala Investment Company PJSC

Homaid Al Shimmari	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Deputy Group Chief Executive Officer, Chief Corporate & Human Capital Officer, Mubadala Investment Company PJSC

Carlos Obeid (Lebanon)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Chief Financial Officer, Mubadala Investment Company PJSC

Samer Halawa	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Chief Legal Officer, Mubadala Investment Company PJSC